UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

PERVASIP CORP.
(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing Party:

4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF PERVASIP CORP.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

PERVASIP CORP.
75 South Broadway, Suite 400
White Plains, New York
(914) 620-1500

INFORMATION STATEMENT
(Preliminary)

December 13, 2011

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

COPIES OF COMMUNICATIONS TO:

Lucosky Brookman LLP
33 Wood Avenue South, 6th Floor
Iselin, New Jersey 08330
Phone: 732-395-4400
Fax: 732-395-4401

GENERAL INFORMATION

To the Holders of Common Stock of Pervasip Corp:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders  (the “Stockholders”) of common stock, par value $0.10 per share (the “Common Stock”), of Pervasip Corp, a New York corporation (the “Company”), to notify the Stockholders that on October 20, 2011, at a special meeting of the Board of Directors of the Company (the “Board”) resolved to create, Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred”), as permitted by the Company’s Certificate of Incorporation, as may be amended (“Amended Certificate”).  Each share of Series C Preferred has the equivalent of 1,959,565 votes of Common Stock (based upon the outstanding number of shares of Common Stock issued at the time hereof).  Currently, there are two holders of Series C Preferred (together, the “Series C Stockholders” or the “Majority Stockholders”), together holding fifty-one (51) shares of Series C Preferred, resulting in the Series C Stockholders holding in the aggregate approximately 50.9989% of the total voting power of all issued and outstanding voting capital of the Company.   The Board and the Series C Stockholders authorized the following:

•
The increase in the number of authorized shares of Common Stock from one hundred and fifty million (150,000,000) shares of Common Stock to two hundred and fifty million (250,000,000) shares of Common Stock (the “Authorized Share Increase”); and

•
The amendment to the par value of both the Common Stock and the Company’s preferred stock, par value $.10 (the “Preferred Stock”), from a par value of $.10 per share to a par value of $0.001 per share (the “Par Change” and together with the Authorized Share Increase, the “Actions” and each, an “Action”).

On October 20, 2011, the Board approved the Authorized Share Increase and the Par Change (collectively the “Actions”), and recommended to the Majority Stockholders that they approve the Actions.  On November 28, 2011, the Majority Stockholders approved each of the Actions by written consent in lieu of a meeting in accordance with New York law.  Accordingly, your consent is not required and is not being solicited in connection with the approval of the Actions.

We will mail the Notice of Stockholder Action by Written Consent to the Stockholders on or about December 14, 2011.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board believes the Authorized Share Increase is necessary and advisable in order to maintain the Company’s financing and capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment.

The Board believes that the Stockholders will benefit from the Par Change because changing the par value of both the Common Stock and the Preferred Stock from $.10 to $0.001 per share will provide the Company more flexibility to issue shares of Common Stock and Preferred Stock for a purchase price that the Board deems appropriate at the time of issuance.

Accordingly, it is the Board’s opinion that the Actions would better position the Company to attract potential business candidates and provide the Stockholders a greater potential return.

INTRODUCTION

New York law provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. New York law, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will mail the Notice of Stockholder Action by Written Consent on or about December 14, 2011.

This Information Statement contains a brief summary of the material aspects of the Actions approved by the Board of Pervasip Corp. (the “Company,” “we,” “our,” or “us”) and the holders of Series C Preferred Stock (the “Series C Preferred”), which constitute a majority of the voting capital stock of the Company.

Series C Preferred

At a special meeting of the Board (as permitted under New York law), the number, designation, rights, preferences and privileges of the Series C Preferred were established by the Board (as is permitted under New York law and by the Amended Certificate of Incorporation of the Company).  The designation, rights, preferences and privileges that the Board established for the Series C Preferred is set forth in a Certificate of Designation that was filed with the Secretary of State of the State of New York on November 28,  2011.  Among other things, the Certificate of Designation provides that each one share of Series C Preferred has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.

The Board issued an aggregate of fifty one (51) shares of Series C Preferred to two individuals (together, the “Series C Stockholders”).  As a result of the voting rights granted to the Series C Preferred, the Series C Stockholders hold in the aggregate of approximately 50.9989% of the total voting power of all issued and outstanding voting capital of the Company.

As of November 28,  2011, there were issued and outstanding (i) 96,022,802 shares of our Common Stock, (ii) zero shares of our Series A Preferred Stock, (iii) zero shares of our Series B Preferred Stock and (iv) fifty-one (51) shares of our Series C Preferred.  Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Actions approved by the Board is 195,960,617 (the sum of the votes represented by the issued and outstanding shares of Common Stock and Series C Preferred).  Pursuant to New York law, at least a majority of the voting equity of the Company, or at least 97,980,309 votes, are required to approve the Actions by written consent. The Series C Stockholders, which hold in the aggregate fifty one (51) shares of Preferred Stock, or approximately 50.9989% of the voting equity of the Company, have voted in favor of the Actions, thereby satisfying the requirement under New York law that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Series C Stockholders, the number of shares of Series C Preferred held by each Series C Stockholder, the total number of votes that the Series C Stockholders voted in favor of the Actions and the percentage of the issued and outstanding voting equity of the Company that voted in favor thereof.

Name of Series C Stockholder	Number of Shares of Series C Preferred held	Number of Votes held by such Series C Stockholder	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Actions
Paul H. Riss	48	94,059,120	94,059,120	48%
Mark Richards	3	5,878,695	5,878,695	3%

ACTIONS TO BE TAKEN

The Authorized Share Increase and Par Change will become effective on the date that we file the Certificate of Amendment to the Amended Certificate of Incorporation of the Company (the “Amendment”) with the Secretary of State of the State of New York.  We intend to file the Amendment with the Secretary of State of the State of New York promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

With respect to each Action described in this Information Statement, the Board reserves the right, notwithstanding that the Series C Stockholders have approved each Action, to elect not to proceed with one or more Actions if, at any time prior to filing the Amendment, the Board, in its sole and absolute discretion, determines that it is no longer in the Company’s best interests and the best interests of the Company’s stockholders to consummate any one or more of the Actions.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES
OF COMMON STOCK AND PREFERRED STOCK

GENERAL

The number of authorized shares of our Common Stock will be increased from one hundred and fifty million (150,000,000) shares to two hundred and fifty million (250,000,000) shares (the “Authorized Share Increase”).

PURPOSE AND EFFECT OF INCREASING THE NUMBER OF AUTHORIZED SHARES

The Board believes the Authorized Share Increase is necessary and advisable in order to maintain our financing and capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment. The additional one hundred million (100,000,000) shares of Common Stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, stock options or other corporate purposes. The additional shares of Common Stock could be used for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. Assurances cannot be provided that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock. Other than issuances pursuant to convertible debentures, stock subscription agreements, employee benefit plans and currently outstanding stock options, the Board has no current plans to issue any of the additional shares of Common Stock that would be authorized by this proposal. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The increase in the authorized number of shares of Common Stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of the additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the number of authorized shares of Common stock be used as a type of antitakeover device. Any additional Common Stock, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding.

CHANGE IN PAR VALUE OF THE COMMON STOCK AND PREFERRED STOCK

GENERAL

The par value of our Common Stock and Preferred Stock will be changed from $.10 par value per share to $0.001 par value per share.

PURPOSE AND EFFECT OF THE PAR CHANGE

Under the New York Business Corporation Law, shares of capital stock of a corporation may be issued for no less than the par value of such stock. If the Company determines that it is in the best interests of the Company to raise capital through an offering of Common Stock or Preferred Stock, it will only be able to do so if the sale price of its Common Stock or Preferred Stock, as applicable, is at least $.10 per share. In these times of severe economic distress, the market value of a company’s capital stock, including the Company’s Common Stock, has been trading at depressed levels. Most companies have a stated par value far below $0.10 per share, however, and thus, if additional capital is ever needed to be raised through an offering of capital stock, the market value of the offering relative to par would not be an issue. For the Company, however, the high par value of $.10 per share could delay any offering. Therefore, the Board and the Majority Stockholders believe that it is prudent to reduce the par value of the Common Stock and Preferred Stock to a more customary level of $.001 to facilitate the offering of Common Stock and/or Preferred Stock when and if such offering occurs. The Par Change will not have any immediate effect on the rights of existing stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as of November 28, 2011 of (i) each person known to us to beneficially own more than 10% of Common Stock, (ii) our directors, (iii) each named executive officer and (iv) all directors and named executive officers as a group.  As of November 28, 2011, there were a total of 96,022,802 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on matters on which holders of voting stock of the Company are eligible to vote.  The column entitled “Percentage of Total Voting Stock” shows the percentage of total voting stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of November 28, 2011 through the exercise or conversion of any stock option, convertible security, warrant or other right.  Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Beneficially Owned	Number of Shares of Series C Preferred Beneficially Owned(6)	Percent of Shares of Series C Preferred Beneficially Owned
Paul H. Riss c/o Pervasip Corp. 75 South Broadway, Suite 400 White Plains, New York 10601	9,088,533(1)	8.92%	48(7)	94.12%
Mark Richards c/o Pervasip Corp. 75 South Broadway, Suite 400 White Plains, New York 10601	2,301,000(2)	2.36%	39(8)	5.88%
Greg M. Cooper c/o Cooper, Niemann & Co., CPAs, LLP PO Box 190 Mongaup Valley, New York 12762	16,000(3)	*	0	0
Scott Widham 9865 Litzsinger Road St. Louis, Missouri 63124	21,000(4)	*	0	0
Cherian Mathai c/o Pervasip Corp. 75 South Broadway, Suite 400 White Plains, New York 10601	11,000(5)	*	0	0
All directors and executive officers as a group (five individuals)	11,437,533	11.05%	51	100%

(1)	Includes 5,906,000 shares of Common Stock subject to warrants that are presently exercisable or exercisable within sixty (60) days after November 28, 2011.

(2)	Includes 1,500,000 shares of Common Stock subject to options that are presently exercisable or exercisable within sixty (60) days after November 28, 2011.

(3)	Includes 12,000 shares of Common Stock subject to options that are presently exercisable or exercisable within sixty (60) days after November 28, 2011.

(4)	Includes 21,000 shares of Common Stock subject to options that are presently exercisable or exercisable within sixty (60) days after November 28, 2011.

(5)	Includes 11,000 shares of Common Stock subject to options that are presently exercisable or exercisable within sixty (60) days after November 28, 2011.

(6)	Each one share of Series C Preferred has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.

(7)	Mr. Paul Riss owns 48 shares of Series C Preferred Stock which is representative of 94,059,120 shares solely for voting purposes.

(8)	Mr. Mark Richards owns 3 shares of Series C Preferred Stock which is representative of 5,878,695 shares solely for voting purposes.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended November 30, 2010;

(2)	Quarterly Report on Form 10-Q for the three months ended August 31, 2011;

(3)	Quarterly Report on Form 10-Q for the three months ended May 31, 2011;

(4)	Quarterly Report on Form 10-Q for the three months ended February 28, 2011; and
(5)	Current Reports on Form 8-K, as filed with the SEC on October 21, 2011, June 15, 2011, June 3, 2011 and March 24, 2011.

You may request a copy of these filings, at no cost, by writing Pervasip Corp. at 75 South Broadway, Suite 400, White Plains, New York 10601 or telephoning the Company at (914) 620-1500. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 75 South Broadway, Suite 400, White Plains, New York 10601, telephone: (914) 620-1500.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/Paul H. Riss
Chief Executive Officer

Dated: December 13, 2011